Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
Mark A. Roberts
Executive Vice President & CFO
(413) 787-1700

UNITED FINANCIAL BANCORP REPORTS SOLID FIRST QUARTER 2013 EARNINGS;

ANNOUNCES 10% INCREASE IN QUARTERLY DIVIDEND TO $0.11 PER SHARE

WEST SPRINGFIELD, MA – April 18, 2013 - United Financial Bancorp, Inc. (the “Company”) (NASDAQ Global Select Market: UBNK), the holding company for United Bank (the “Bank”), reported net income of $4.7 million, or $0.23 per diluted share, for the first quarter of 2013 compared to net income of $2.8 million, or $0.19 per diluted share, for the corresponding period in 2012. Excluding branch closing costs totaling $510,000 ($302,000 net of tax benefit) and acquisition related expenses of $158,000 ($152,000 net of tax benefit) resulting from the Company’s acquisition of New England Bancshares, Inc. in November 2012, net income would have been $5.2 million, or $0.25 per diluted share, for the first quarter of 2013.

The Company also announced that its Board of Directors approved a 10% increase in its quarterly cash dividend to $0.11 per share, payable on May 31, 2013 to shareholders of record as of May 9, 2013. Based upon the closing share price of $14.55 as of April 17, 2013 and the new annualized dividend of $0.44, the dividend yield on the Company’s common stock is 3.02%.

Financial Highlights:

•

Excluding the impact of branch closing costs totaling $510,000 ($302,000 net of tax benefit) and acquisition related expenses of $158,000 ($152,000 net of tax benefit), diluted earnings per share would have increased 32% compared to the first quarter of 2012.

•	Total loans increased $23.3 million, or 1.3%, to $1.84 billion at March 31, 2013.

•	Total core deposits increased $21.7 million, or 1.9%, during the first quarter of 2013 to $1.16 billion.

•

Credit quality remained very strong, as demonstrated by a non-performing loans to total loans ratio of 77 basis points at March 31, 2013 and an annualized net charge-offs to average loans ratio of 7 basis points in the first quarter of 2013.

•

Tangible book value per share was $13.16 at March 31, 2013. During the first quarter of 2013, the Company repurchased 204,400 shares at an average price of $14.91 per share. At March 31, 2013, the Company had approximately 537,288 shares remaining to be purchased under its current plan approved in October 2012.

“We are pleased to report solid first quarter earnings, which reflect the positive impact of the New England Bancshares acquisition, organic growth in loans and core deposits, excellent asset quality and a strong balance sheet. As a result of our improved results and confidence in our future performance, we are excited to reward our shareholders with a 10% increase in the quarterly dividend payment,” commented Richard B. Collins, President and Chief Executive Officer. “Since our successful systems integration last fall, we have focused our efforts in Connecticut on further developing relationships with existing customers and driving new customer traffic into the former New England Bank branches. At the same time, we continue to be aggressive in our account acquisition efforts in the Worcester and Springfield regions.”

Earnings Summary

•

Net interest income increased $7.4 million, or 56%, to $20.5 million for the first quarter of 2013 as a result of an increase in average interest-earning assets and net interest margin expansion. Total average interest-earning assets increased $691.8 million, or 45%, to $2.22 billion for the first quarter of 2013 driven by the acquisition of New England Bank and organic loan growth. The net interest margin increased by 27 basis points to 3.70% for the three months ended March 31, 2013 due in large part to a $1.4 million increase in the net accretion of acquisition accounting adjustments.

•

Provision for loan losses increased $300,000, or 46%, to $950,000 for the three months ended March 31, 2013 reflecting a higher level of impaired loan reserves as well as an increase in commercial loan originations.

•

Non-interest income increased $225,000, or 9%, to $2.8 million for the three months ended March 31, 2013 due to growth in deposit services charges, bank-owned life insurance income and other income in connection with the New England Bank acquisition.

•

Non-interest expense totaled $15.9 million in first quarter of 2013 compared to $11.3 million for the corresponding period last year. Excluding branch closing costs of $510,000 and acquisition-related expenses totaling $158,000, non-interest expenses would have increased $3.9 million, or 35%, to $15.2 million mainly due to additional costs incurred to operate our new Connecticut franchise.

•

Income tax expense was $1.8 million for the first quarter of 2013, $891,000 higher than the same period last year, driven by an increase in pre-tax income, and to a lesser extent, a higher effective tax rate.

Balance Sheet Activity:

•

Total assets increased $26.9 million, or 1%, to $2.43 billion at March 31, 2013 from $2.40 billion at December 31, 2012 primarily reflecting growth in loans and cash balances, offset in part by a decrease in the investment securities porfolio.

•

Total loans increased $23.3 million, or 1%, to $1.84 billion at March 31, 2013 due to growth in construction loans ($11.0 million), commercial mortgages ($10.0 million) and commercial and industrial loans ($7.3 million) as a result of successful business development efforts as well as competitive products and pricing. These items were partially reduced by runoff in the consumer segments.

•	Total investment securities decreased $18.3 million, or 5%, to $359.0 million at March 31, 2013 as cash flows from existing bonds were used to fund loan originations.

•

Total deposits increased $46.4 million, or 3%, to $1.89 billion at March 31, 2013 reflecting growth of $21.7 million, or 2%, in core account balances and an increase of $24.7 million, or 3%, in certificates of deposit. Core deposit balances were $1.16 billion, or 61% of total deposits, at March 31, 2013 compared to $1.14 billion, or 62% of total deposits, at December 31, 2012.

•

Total subordinated debentures decreased $4.0 million, or 41%, to $5.7 million at March 31, 2013 as a result of the full redemption of callable debt instruments previously issued by New England Bancshares, Inc.

Credit Quality:

•

Non-performing assets totaled $15.7 million, or 0.64% of total assets, at March 31, 2013 compared to $17.3 million, or 0.72% of total assets, at December 31, 2012. The $1.6 million decrease was due to sales of several OREO properties totaling $1.2 million and successful loan workout activities.

•

The ratio of the allowance for loan losses to total loans was 0.69% at March 31, 2013. Excluding the aggregate impact of loans acquired from Commonwealth National Bank in 2009 and New England Bank in 2012 totaling $616.2 million at March 31, 2013 and $664.6 million at December 31, 2012, the ratio of the allowance for loan losses to total loans would have been 1.04% at March 31, 2013 and 1.05% at December 31, 2012. Net charge-offs totaled $343,000, or 0.07% of average loans outstanding (annualized) for the quarter ended March 31, 2013 as compared to net charge-offs of $457,000, or 0.16% of average loans outstanding (annualized) for the quarter ended March 31, 2012.

Capital and Liquidity:

•	At March 31, 2013, the Company was well capitalized with a tangible equity-to-tangible assets ratio of 11.00% and an equity-to-assets ratio of 12.61%.

•

At March 31, 2013, the Company continued to have considerable liquidity consisting of significant balances at the Federal Reserve Bank of Boston, a large amount of marketable loans and investment securities, substantial unused borrowing capacity at the Federal Home Loan Bank of Boston and the Federal Reserve Bank of Boston and access to funding through the repurchase agreement and brokered deposit markets.

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company for United Bank, a federally chartered bank headquartered at 95 Elm Street, West Springfield, MA, 01090. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol UBNK. The Company had total consolidated assets of approximately $2.4 billion as of March 31, 2013. United Bank provides an array of financial products and services through its 16 branch offices and two express drive-up branches in the Springfield region of Western Massachusetts; seven branches in the Worcester region of Central Massachusetts; and 15 branches in Connecticut’s Hartford, Tolland, New Haven and Litchfield counties. The Bank also operates loan production offices located in Beverly, Massachusetts and Glastonbury, Connecticut. Through its Wealth Management Group, the Bank offers access to a wide range of investment and insurance products and services, as well as financial, estate and retirement strategies and products. For more information regarding the Bank’s products and services and for United Financial Bancorp, Inc. investor relations information please visit www.bankatunited.com or on Facebook at facebook.com/bankatunited.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

CONFERENCE CALL:

United Financial Bancorp, Inc. will host a conference call at 10:00 a.m. Eastern time on Friday, April 19, 2013 to discuss the results for the quarter. Participants should dial-in to the call a few minutes before it begins.

Audio:

Dial in number: 1-888-317-6016

Replay:

Dial in number: 1-877-344-7529

Conference number: 10027468

A telephone replay of the call will be available one hour after the end of the conference call through May 20, 2013 at 9:00 a.m. EDT.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands, except per share amounts)

	March 31, 2013	December 31, 2012	March 31, 2012
	(unaudited)	(audited)	(unaudited)
Assets

Cash and cash equivalents	$56,312	$30,679	$75,548
Investment securities	359,004	377,308	340,712
Loans held for sale	953	632	685

Loans:
Residential mortgages	440,638	441,874	312,065
Commercial mortgages	824,701	814,692	467,022
Construction loans	63,797	52,778	30,191
Commercial loans	313,478	306,192	181,512
Home equity loans	176,124	179,039	134,368
Consumer loans	20,593	21,501	14,186

Total loans	1,839,331	1,816,076	1,139,344

Net deferred loan costs and fees	3,520	3,414	2,255
Allowance for loan losses	(12,696)	(12,089)	(11,325)

Loans, net	1,830,155	1,807,401	1,130,274

Federal Home Loan Bank of Boston stock, at cost	17,334	18,554	14,454
Other real estate owned	1,411	2,578	2,442
Deferred tax asset, net	19,726	20,178	14,368
Premises and equipment, net	25,058	25,064	17,333
Bank-owned life insurance	53,305	52,876	41,084
Goodwill	39,585	39,852	8,192
Other intangible assets	4,387	4,514	712
Other assets	21,971	22,667	14,394

Total assets	$2,429,201	$2,402,303	$1,660,198

Liabilities and Stockholders’ Equity

Deposits:
Demand	$313,755	$307,302	$208,553
NOW	82,338	87,983	58,078
Savings	351,935	350,188	263,076
Money market	414,452	395,293	311,684
Certificates of deposit	732,138	707,409	417,238

Total deposits	1,894,618	1,848,175	1,258,629

Short-term borrowings	66,663	79,229	23,561
Long-term debt	134,697	133,969	126,704
Subordinated debentures	5,653	9,630	5,562
Escrow funds held for borrowers	3,327	4,315	2,250
Capitalized lease obligations	4,669	4,711	4,837
Accrued expenses and other liabilities	13,219	15,085	11,407

Total liabilities	2,122,846	2,095,114	1,432,950

Stockholders’ Equity:
Preferred stock, par value $0.01 per share, authorized 50,000,000 shares; none issued	—	—	—
Common stock, par value $0.01 per share; authorized 100,000,000 shares; shares issued: 24,266,428 at March 31, 2013 and December 31, 2012 and 18,706,933 at March 31, 2012	243	243	187
Additional paid-in capital	273,278	272,822	182,671
Retained earnings	89,845	87,153	90,553
Unearned compensation	—	—	(9,874)
Accumulated other comprehensive income, net of taxes	4,549	5,401	6,549
Treasury stock, at cost (4,324,279 shares at March 31, 2013, 4,114,310 shares at December 31, 2012 and 3,108,811 shares at March 31, 2012)	(61,560)	(58,430)	(42,838)

Total stockholders’ equity	306,355	307,189	227,248

Total liabilities and stockholders’ equity	$2,429,201	$2,402,303	$1,660,198

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED INCOME STATEMENTS

(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2013	2012
	(unaudited)
Interest and dividend income:
Loans	$22,056	$14,075
Investments	2,313	2,855
Other interest-earning assets	18	41

Total interest and dividend income	24,387	16,971

Interest expense:
Deposits	2,803	2,753
Borrowings	1,091	1,118

Total interest expense	3,894	3,871

Net interest income before provision for loan losses	20,493	13,100

Provision for loan losses	950	650

Net interest income after provision for loan losses	19,543	12,450

Non-interest income:
Fee income on depositors’ accounts	1,499	1,408
Wealth management income	211	227
Income from bank-owned life insurance	513	440
Net gain on sales of loans	106	108
Net loss on sales of securities	(50)	—
Other income	519	390

Total non-interest income	2,798	2,573

Non-interest expense:
Salaries and benefits	8,479	6,442
Occupancy expenses	1,628	874
Marketing expenses	538	440
Data processing expenses	1,207	1,020
Professional fees	678	506
Acquisition related expenses	158	—
Branch closing expenses	510	—
FDIC insurance assessments	298	269
Low income housing tax credit fund	175	243
Other expenses	2,179	1,481

Total non-interest expense	15,850	11,275

Income before income taxes	6,491	3,748

Income tax expense	1,790	899

Net income	$4,701	$2,849

Earnings per share:
Basic	$0.23	$0.19
Diluted	$0.23	$0.19

Weighted average shares outstanding:
Basic	20,036	14,671
Diluted	20,289	14,987

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

SELECTED DATA AND RATIOS (unaudited)

(Dollars in thousands, except per share amounts)

	At or For The Quarters Ended
	Mar. 31 2013		Dec. 31 2012		Sep. 30 2012		Jun. 30 2012		Mar. 31 2012

Operating Results:
Net interest income (1)	$20,493		$16,235		$13,550		$13,294		$13,100
Loan loss provision	950		689		1,050		750		650
Non-interest income	2,798		2,969		2,511	(2)	2,570		2,573
Non-interest expense	15,850	(3)	22,305	(3)	11,192	(3)	11,468	(3)	11,275
Net income (loss)	4,701		(4,732)		2,929		2,582		2,849

Performance Ratios (annualized):
Return (loss) on average assets	0.78	% (4)	(0.93)%		0.71	% (4)	0.62	% (4)	0.70%
Return (loss) on average equity	6.13	% (4)	(7.00)%		5.10	% (4)	4.53	% (4)	5.00%
Net interest margin (1)	3.70%		3.43%		3.51%		3.44%		3.43%
Non-interest income to average total assets	0.47%		0.58%		0.61	% (5)	0.62%		0.63%
Non-interest expense to average total assets	2.64	% (6)	4.37	% (6)	2.71	% (6)	2.78	% (6)	2.77%
Efficiency ratio (7)	68.22	% (6)	118.71	% (6)	69.74	% (6)	73.04	% (6)	72.44%

Per Share Data:
Diluted earnings (loss) per share	$0.23		$(0.28)		$0.20		$0.17		$0.19
Book value per share	$15.36		$15.24		$14.88		$14.70		$14.57
Tangible book value per share (8)	$13.16		$13.04		$14.31		$14.12		$14.00
Market price at period end	$15.20		$15.72		$14.47		$14.38		$15.82

Risk Profile
Equity as a percentage of assets	12.61%		12.79%		13.67%		13.80%		13.69%
Tangible equity as a percentage of tangible assets (8)	11.00%		11.15%		13.21%		13.33%		13.22%
Net charge-offs to average loans outstanding (annualized)	0.07%		0.30%		0.09%		0.11%		0.16%
Non-performing assets as a percent of total assets	0.64%		0.72%		0.61%		0.68%		0.70%
Non-performing loans as a percent of total loans	0.77%		0.81%		0.73%		0.74%		0.79%
Allowance for loan losses as a percent of total loans (9)	0.69%		0.67%		1.03%		1.01%		0.99%
Allowance for loan losses as a percent of non-performing loans	89.41	% (10)	82.20	% (10)	140.49%		136.43%		125.65%

Average Balances
Loans	$1,830,620		$1,519,877		$1,178,802		$1,151,141		$1,133,543
Securities	365,237		350,572		338,352		340,086		338,405
Total interest-earning assets	2,217,842		1,893,447		1,543,779		1,547,132		1,526,015
Total assets	2,397,027		2,043,983		1,650,148		1,652,997		1,628,071
Deposits	1,854,974		1,571,613		1,254,148		1,256,780		1,231,285
FHLBB advances	136,627		122,331		103,915		103,632		105,302
Stockholders’ equity	306,553		270,564		229,614		227,855		227,854

Average Yields/Rates (annualized)
Loans	4.82%		4.65%		4.92%		4.93%		4.97%
Securities	2.53%		2.71%		3.01%		3.25%		3.37%
Total interest-earning assets	4.40%		4.25%		4.42%		4.39%		4.45%

Savings accounts	0.38%		0.44%		0.45%		0.51%		0.58%
Money market/NOW accounts	0.40%		0.42%		0.41%		0.45%		0.55%
Certificates of deposit	1.11%		1.35%		1.74%		1.78%		1.82%
FHLBB advances	2.32%		3.03%		3.04%		3.16%		3.12%
Total interest-bearing liabilities	0.88%		1.05%		1.20%		1.24%		1.31%

(1)	Includes amortization of acquisition accounting adjustments totaling $1.8 million, $633,000, $715,000, $319,000 and $371,000 for the quarters ending March 31, 2013, December 31, 2012, September 30, 2012, June 30, 2012 and March 31, 2012, respectively.
(2)	Includes a $202,000 other-than-temporary impairment (“OTTI”) charge on securities for the quarter ended September 30, 2012.
(3)	Includes branch closing costs totaling $510,000 for the quarter ended March 31, 2013, an ESOP plan termination expense of $4.5 million for the quarter ended December 31, 2012 and acquisition-related expenses totaling $158,000, $4.0 million, $366,000 and $592,000 for the quarters ended March 31, 2013, December 31, 2012, September 30, 2012 and June 30, 2012, respectively.
(4)	Exclusive of branch closing costs totaling $302,000 (after tax) for the quarter ended March 31, 2013, acquisition-related expenses totaling $254,000 (after tax) and $592,000 for the quarters ended September 30, 2012 and June 30, 2012, respectively, and a $119,000 (after tax) other-than-temporary impairment charge for the quarter ended September 30, 2012, the return on average assets would have been 0.86%, 0.80% and 0.77% and the return on average equity would have been 6.73%, 5.75% and 5.57%, respectively.
(5)	Exclusive of the $202,000 other-than-temporary impairment charge, non-interest income to average total assets would have been 0.66% for the quarter ended September 30, 2012.
(6)	Excluding the branch closing costs totaling $510,000 for the quarter ended March 31, 2013, ESOP plan termination expense of $4.5 million and FHLBB prepayment penalties of $207,000 for the quarter ended December 31, 2012 and acquisition-related expenses totaling $158,000, $4.0 million, $366,000 and $592,000 for the quarters ended March 31, 2013, December 31, 2012, September 30, 2012 and June 30, 2012, non-interest expense to average total assets would have been 2.53%, 2.67%, 2.62% and 2.63% and the efficiency ratio would have been 65.34%, 72.50%, 67.46% and 69.27%, respectively.
(7)	Excludes gains/losses on sales of securities and loans and impairment charges on securities.
(8)	Excludes the impact of goodwill and other intangible assets of $44.0 million at March 31, 2013, $44.4 million at December 31, 2012 and $8.9 million at September 30, 2012, June 30, 2012 and March 31, 2012.
(9)	Excluding acquired loans of $611.3 million, $659.6 million, $118.6 million, $126.4 million and $136.4 million, and loans purchased from other financial institutions of $4.9 million, $5.0 million, $6.3 million, $6.4 million and $18.3 million at March 31, 2013, December 31, 2012, September 30, 2012, June 30, 2012 and March 31, 2012, respectively, allowance for loan losses as a percent of total loans, gross would have been 1.04%, 1.05%, 1.15%, 1.14% and 1.15% for the quarters ended March 31, 2013, December 31, 2012, September 30, 2012, June 30, 2012 and March 31, 2012, respectively.
(10)	Excluding acquired non-performing loans of $4.4 million and $7.0 million at March 31, 2013 and December 31, 2012, allowance for loan losses as a percent of total non-performing loans would have been 129.78% and 157.72%, respectively.